Exhibit 99.1

Big Cat Energy Corporation Announces Letter of Intent for Strategic Investment from High Plains Gas Inc.

Upton, Wyoming (December 3, 2010) Big Cat Energy Corporation (www.bigcatenergy.com) (“Big Cat”) (BCTE: OTCBB), the supplier of the ARID® Aquifer Recharge Injection system for environmentally friendly coal bed methane production, is pleased to announce the execution of a Letter of Intent for a strategic private placement investment from High Plains Gas Inc. (“High Plains”)( NXPN: OTCBB).

 “High Plains has quickly positioned itself as a major player in the Powder River Basin coal bed methane industry and we will be proud to include them as a major stakeholder with a vested interest in the future success of our company," said Tim Barritt, CEO and President of Big Cat.  "The alliance is a win-win situation for both companies as High Plains moves to minimize their surface discharge water handling exposure while Big Cat secures a valued client committed to showcasing the advantages of using ARID technology in their own fields.”

The Letter of Intent provides for High Plains to acquire 20,000,000 restricted shares of Big Cat common stock with share purchase warrants to acquire a further 10,000,000 restricted shares, exercisable for $.15 per share. The purchase price of $600,000 consists of a combination of $200,000 cash and $400,000 of restricted shares of High Plains to be issued to Big Cat valued at a per share price of 75% of the volume weighted average trading price of the High Plains shares during the 5 days prior to the execution of a Definitive Agreement.  Exercise of the warrants to receive common shares would result in a potential additional $1,500,000 investment by High Plains.  On closing of this transaction, Big Cat will also nominate a High Plains representative to the Company's Board of Directors.

“From a financial prospective, this investment and ongoing relationship with High Plains will provide us with the resources necessary to move forward in 2011," commented Richard Stifel, CFO of Big Cat.  "I expect that Big Cat shareholders will receive full value from this relationship as we work closely with High Plains to evaluate their current and future water handling and operational requirements for the benefit of both companies."

The transaction is scheduled to close by mid December 2010.

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (“CBM”) Well operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling produced water. Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Investor Relations
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Email: investor@bigcatenergy.com
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Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's annual reports filed with the Securities and Exchange Commission.